Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Kendall Coleman
3250 Van Ness Avenue	Williams-Sonoma, Inc. Public Relations
San Francisco, CA 94109	PR@Williams-SonomaInc.com

Jeremy Brooks
Williams-Sonoma, Inc. Investor Relations
wsiinvest@WSGC.com

WILLIAMS-SONOMA, INC. APPOINTS LYNN MARTIN TO BOARD OF DIRECTORS

San Francisco, CA, October 19, 2026 – Williams-Sonoma, Inc. (NYSE: WSM), the world’s largest digital-first, design-led and sustainable home retailer, announced today that Lynn Martin has been appointed to the company’s Board of Directors. As current President of NYSE Group, a wholly owned subsidiary of Intercontinental Exchange, Inc. (NYSE: ICE), Martin leads the New York Stock Exchange, the world’s most iconic stock market and premier venue for capital raising. Martin also oversees NYSE’s equities and options exchanges and serves as Chair of ICE Fixed Income & Data Services. Throughout her career, Martin has held senior leadership roles across data, technology, and global financial markets, establishing extensive expertise in innovation, risk management, corporate governance, and highly regulated industries.

“Lynn is an exceptional leader who has built her career at the forefront of technology, data, and the capital markets,” said Laura Alber, President and Chief Executive Officer of Williams-Sonoma, Inc. “Her experience guiding complex, high-performing organizations will be invaluable as we continue to execute our growth strategies and create long-term value for our shareholders.”

Scott Dahnke, Williams-Sonoma, Inc.’s Board Chair, added “Lynn’s experience leading the New York Stock Exchange and understanding of public companies will bring an important perspective to our Board as we continue to support the company’s long-term growth. We look forward to the insight and experience she will bring to Williams-Sonoma, Inc.”

“Williams-Sonoma, Inc. has built one of the most admired portfolios of brands in retail and has set the standard in digital innovation, design, and customer engagement,” said Martin. “I’m proud to join the Board and look forward to working with Laura, the leadership team, and my fellow directors to drive its continued growth and long-term success.”

Prior to her current role, Martin served as President of Fixed Income & Data Services at ICE and President of ICE Data Services. She has also held leadership positions including Chief Operating Officer of ICE Clear U.S., Chief Executive Officer of NYSE Liffe U.S., and Chief Executive Officer of New York Portfolio Clearing. Martin began her career at IBM in its Global Services organization.

ABOUT WILLIAMS-SONOMA, INC.

Williams-Sonoma, Inc. (NYSE: WSM), a Fortune 500 and S&P 500 company, is the world’s largest digital-first, design-led and sustainable home retailer. The company’s brands — Williams Sonoma, Pottery Barn, Pottery Barn Kids, Pottery Barn Teen, West Elm, Williams Sonoma Home, Rejuvenation, Mark & Graham, GreenRow, and Dormify — represent distinct merchandise strategies that are marketed through e-commerce, direct-mail catalogs, retail stores, and business-to-business. These brands collectively support The Key Rewards, the company's loyalty and credit card program that offers members exclusive benefits. The company operates in the U.S., Puerto Rico, Canada, Australia, and the United Kingdom, and has unaffiliated franchisees that operate stores in Mexico, South Korea, India, and the Philippines.

WSM-IR